----------                                                                                     ----------------------------
  FORM 4           UNITED STATES SECURITIES AND EXCHANGE COMMISSION                                   OMB APPROVAL
----------                                                                                     ----------------------------
                             Washington, D.C. 20549                                              OMB Number  3235-0287
                                                                                                 Expires: January 31, 2005
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                                   Estimated average burden
                                                                                                 hours per response....0.5
                                                                                               ----------------------------

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                      of the Investment Company Act of 1940

[_]) Check box if no longer
     subject to Section 16. Form 4
     or Form 5 obligations may
     continue. See Instruction 1(b).

(Print or Type Responses)
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1. Name and Address of Reporting Person* 2. Issuer Name and Ticker or Trading Symbol     6. Relationship of
                                            Univ, Hlth Realty Income Trst.                  Reporting Person(s) to Issuer
Fowler, Timothy J.                          "UHT"                                           (Check all applicable)
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 (Last)   (First)  (Middle)              3. I.R.S. Identification  4. Statement for ___ Director                   __ 10% Owner
145 Mist  Green    Court                    Number of Reporting       Month/Year     X  Officer (give title below) __ Other (specify
                                                                                    ---                               below)
                                           Person, if an entity                           Vice President,
                                           (Voluntary)                07-2002             Acquisitions
-----------------------------------------                             ---------        ---------------------------------------------
                (Street)                                           5. If Amendment,     7. Individual or Joint/Group Filing
                                                                      Date of Original     (Check Applicable Line)
                                                                      Month/Year           [X] Form Filed by One Reporting Person
                                                                                           ___ Form Filed by More than One
Alpharetta, GA     30022                                                                       Reporting Person
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 (City)   (State)  (Zip)
                                             Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially owned
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1. Title of Security  2. Trans-  3. Trans-   4. Securities Acquired (A)       5. Amount of      6. Owner-    7. Nature of Indirect
   (Instr. 3)            action     action      or Disposed of (D)               Securities        Ship         Beneficial Ownership
                         Date       Code        (Instr. 3, 4 and 5)              Beneficially      Form:        (Instr. 4)
                                    (Instr. B.                                   Owned at          Direct (D)
                                    -----------------------------------------
                         (Month/    Code     V  Amount          (A) or  Price   End of Month      or
                         Day/                                   (D)                               Indirect (I)
                         Year)                                                  (Instr. 3 and 4)  (Instr. 4.)
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
4(b)(v)

                                                                     Page 1 of 2
                                                                SEC 1474 (02-02)

 Table II - Derivative Securities Acquired, Disposed of, or Beneficially owned
         (e.g., puts, calls, warrants, options, convertable securities)

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
1. Title of Deriative 2. Conver-  3. Trans-  4. Trans-     5. Number of Deriv-      6. Date Exer-      7. Title and Amount of Under-
   Security              sion or     action     action        ative Securities Ac-     cisable and Ex-    lying Securities
   (Instr. 3)            Exercise    Date       Code          quired (A) or Dis-       piration Date      (Instr. 3 and 4)
                         Price of    (Month/    (Instr. 8)    posed of (D)             (Month/Day/
                         Deriv-      Day/                     (Instr. 3, 4 and 5)       Year)
                         ative       Year)                                          ------------------------------------------------
                                             -------------------------------------
                                             C                                      Date      Expira-                   Amount or
                                             o                                      Exer-     tion       Title          Number of
                                             d                                      cisable   Date                      Shares
                                             e       V        (A)    (D)
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Dividend Reinvest.        $25.15    07-26-02 P               3.976                                 Dividend Reinvest.       3.976
Plan                                                                                               Plan
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
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
8.   Price of        9.   Number         10.   Owner-       11.   Na-
     Deriative            of Deriv-            ship               ture
     Security             ative                Form               of In-
     (Instr. 5            Secur-               of De-             direct
                          ities                riative            Bene-
                          Bene-                Secu-              ficial
                          fically              rity:              Own-
                          Owned                Direct             ership
                          at end               (D) or             (Instr. 4)
                          of                   Indi-
                          Month                rect (I
                          (Instr .4)           (Instr. 4)
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     $25.15               715.287              D
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

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18. U.S.C.1001 and 15 U.S.C.78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is sufficient, see instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form dispalys a currently Valid OMB Number.
Explanation of responses:

Signature of Reporting Person:

         /s/ Timothy J. Fowler                    08/26/2002
         ----------------------------         ------------------
         Timothy J. Fowler                          Date

                                                                Page 2 of 2
                                                                SEC 1474 (02-02)